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                                                                    EXHIBIT 99.1


                IMPORTANT NOTICE CONCERNING YOUR RIGHTS UNDER THE
                   CLAYTON HOMES, INC. 401(K) RETIREMENT PLAN
                                 AUGUST 18, 2003


The blackout period that began on July 3, 2003 is now expected to extend until the week of September 15, 2003.

The date of the termination of the blackout period cannot be precisely predicted, as it is unknown when the cash proceeds of the merger of a wholly owned subsidiary of Berkshire Hathaway Inc. with and into Clayton Homes, Inc. will be received by the Plan. The blackout period will continue to apply only to your matching contributions account under the Plan. No other rights under the Plan are affected.

If there are questions concerning this notice, please contact Fidelity Investments at 1-800-835-5095 or write to: 401(k) Manager, 5000 Clayton Road, Maryville, Tennessee 37804.